TriNet Announces Senior Secured Credit Facility Refinancing
Priced $425 million new term loan maturing 2023 at LIBOR plus 1.625%
Upsized revolving credit facility to $250 million and extended maturity to 2023

DUBLIN, Calif. – June 22, 2018 – TriNet Group, Inc. (NYSE: TNET), a leading provider of a comprehensive human resources solution for small to midsize businesses, today announced that on June 21, 2018, it entered into a Credit Agreement providing for $675 million of new senior secured credit facilities used to refinance TriNet’s outstanding indebtedness in a leverage-neutral transaction. The new facilities include $425 million principal amount of new tranche A term loans maturing in 2023 and a new $250 million revolving credit facility maturing in 2023. TriNet’s current corporate credit rating is Ba3 by Moody’s Investor Service and BB- by S&P Global Ratings.

Pricing on the new term A loan and the revolver was set at LIBOR plus 1.625%, or the prime lending rate plus an applicable margin equal to 0.625%, which is subject to change in the future based on TriNet’s leverage ratio.

Additional details regarding the terms of the refinancing are provided in TriNet’s Current Report on Form 8-K, dated June 22, 2018, filed with the Securities and Exchange Commission.
About TriNet
TriNet is a leading provider of a comprehensive human resources solutions for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solutions include services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers' compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com

Contacts:
Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com
510 875-7201	510 875-7265
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